                                                                    EXHIBIT 10.7

                               AGREEMENT FOR SALE
                         MCKENZIE GAS PROCESSING PLANT
                      AND GRASSLANDS GAS GATHERING SYSTEM


     THIS AGREEMENT is made and entered into this ___ day of October, 1996, by and between KOCH HYDROCARBON COMPANY, a division of KOCH INDUSTRIES, INC., a Kansas corporation ("Seller") and TransMontaigne Oil Company, by and through its subsidiary Bear Paw Energy, Inc., a Colorado corporation ("Buyer").

     WHEREAS, Seller owns a natural gas processing plant located in McKenzie County, North Dakota (hereinafter the "McKenzie Plant"), and related gathering system and compression facilities located in Divide, Williams, McKenzie, Mountrail, Dunn, Golden Valley, Billings, Ward and Stark Counties, North Dakota, and in Sheridan, Roosevelt, and Richland Counties, Montana, as more particularly described on the maps constituting SCHEDULE 1.1 (a) which includes, without limitation, the "Grasslands Gas Gathering System" and the "Teddy Roosevelt Gas Gathering System" (the McKenzie Plant, Grasslands Gas Gathering System, Teddy Roosevelt Gas Gathering System, and related compression facilities are collectively hereinafter referred to as the "McKenzie System");

     WHEREAS, pursuant to the terms of this Agreement, Seller desires to sell and Buyer desires to purchase the McKenzie System, along with all appurtenances, interests in real property, and contracts related thereto that are referenced herein:

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                   ARTICLE I
                  SALE OF GAS GATHERING AND PROCESSING ASSETS
                  -------------------------------------------

     1.1  Sale of Assets.  Subject to the terms and conditions of this
          --------------
Agreement, Seller agrees to sell and Buyer agrees to purchase all of Seller's right, title and interest (including that of any of Seller's affiliates) in the processing plant, lines of pipe used for natural gas, generally commencing at the inlet to the custody transfer meter, compression facilities and related equipment comprising the McKenzie System, together with all personal property and inventory-on-hand or on location, rights-of-way, easements and interests in real property associated therewith, and contracts as more completely described in the schedules referenced immediately below ("Assets"), including:

            (a) the McKenzie Plant (including the Riverview terminal), compression facilities, and the gas gathering pipelines which include the Grasslands Gas Gathering System and Teddy Roosevelt Gas Gathering System, comprising approximately 2500 miles of pipelines ranging in diameter from 2" to 16" as depicted on the maps attached hereto as SCHEDULE 1.1(a);

            (b) the McKenzie System equipment, including but not limited to the compressor units, scrubbers, dehydration units, tanks, traps, cathodic protection equipment, gas processing facilities, office equipment, that portion of the telemetry system utilized to measure (but not monitor) the McKenzie System, all computer software programs utilized to operate Seller's spreadsheet allocation system (not including any mainframe or payment distribution systems) subject to transferability of licenses and agreements which such transfers do not incur a charge or reporting requirement to or by Seller and/or if developed by Seller, are not deemed by Seller to be proprietary to it (except that Seller shall provide at no cost to Buyer a license (nontransferable except to an affiliate of Buyer) to utilize for its own benefit up to 5 copies of any software developed by Seller utilized to operate Seller's spreadsheet allocation system), and other personal property listed on SCHEDULE 1.1(b) and incorporated herein by this reference;

            (c) the real property interests, together with buildings and structures located thereon, including fee interests, surface leases, easements, rights-of-way and prescriptive rights relating to the McKenzie System real property interests ("Real Property Interests"), whether or not listed on the attached SCHEDULE 1.1(c);

            (d) the vehicles and heavy motorized equipment, and personal property and equipment located on such vehicles, trailers and like equipment listed on the attached SCHEDULE 1.1(d);

            (e) the gas purchase and processing agreements and gas gathering agreements, products marketing agreements, together with the third party contractor or supplier agreements, all as listed on SCHEDULE 1.1(e) (the "Contracts");

            (f) any and all other facilities or equipment located at the McKenzie Plant or attached or appurtenant to the McKenzie System gathering lines, whether in use or non-use, whether specifically described in the schedules above, except:

                 (i) those items, property interests, vehicles, and facilities listed on SCHEDULE 1.1(f), which are specifically excluded from the sale, and further excepting;

                 (ii) those facilities and equipment located at the McKenzie Plant or attached or appurtenant to the McKenzie System gathering lines which

                       (aa) are used solely by either Koch Oil Company; Koch Pipeline Company, L.P., or Koch Exploration Company, or

                       (bb) if used jointly by Seller and one of its affiliates, Seller and Buyer shall cooperate with each other to segregate the use of such facilities and equipment as soon as immediately practical, or if not immediately practical without significant expense, Buyer shall be granted such rights to access, use, and enjoyment of the benefits of such facilities and equipment as are currently enjoyed by Seller;

Seller and Buyer shall use good faith efforts to identify facilities and equipment falling into 1.1(f)(ii) prior to Closing so that arrangements, if necessary, can be made for their segregation or such continued joint use without interruption or conflict; and

            (g) any inventory of natural gas, liquid hydrocarbon mix, sulfur and fractionated products in storage at the McKenzie Plant or line pack for the account of Seller located in the McKenzie System.

     1.2  Assignment of Realty, Agreements, Permits and Authorizations.  Seller
          ------------------------------------------------------------
shall transfer to Buyer, to the extent legally transferable or assignable, all of its right, title and interest in all Real Property Interests, Contracts, agreements and permits owned or held by Seller in connection with ownership and operation of the Assets pursuant to assignments and bills of sale, substantially in the forms attached hereto as EXHIBIT "A", and deeds substantially in the form attached hereto as EXHIBIT "B".

     1.3  Environmental and Operating Permits.  A list of environmental and
          -----------------------------------
operating permits associated with the McKenzie System which shall be transferred to Buyer at Closing, to the extent legally transferable, is set forth as
SCHEDULE 1.3 hereto. Buyer shall be responsible for undertaking any applications or notices for facilitating the assignment and receipt of such permits, and Seller covenants to undertake such acts as may be helpful to Buyer to obtain transfer of the benefits of such permits, including joint submissions, to the extent such undertakings incur no cost or continuing obligation to Seller other than the incurrence of ordinary general and administrative expenses related to the preparation of any applications or transfer documents. Buyer shall be responsible for any transfer fees.

     1.4  Assignment of other Permits and Authorizations.  Seller shall transfer
          ----------------------------------------------
or cause to be transferred to Buyer, to the extent legally transferable or assignable, all of its right, title and interest in all non-environmental related permits and licenses owned or held by Seller in connection with ownership and operation of the Assets. Buyer shall be responsible for undertaking any applications or notices for facilitating the assignment and receipt of such permits, and Seller covenants to undertake such acts as may be helpful to Buyer to obtain transfer of the benefits of such permits, including joint submissions to the extent such undertakings incur no cost or continuing obligation to Seller other than the incurrence of ordinary general and administrative expenses related to the preparation of any applications or transfer documents. Buyer shall be responsible for any transfer fees.

                                  ARTICLE II
                          PURCHASE PRICE AND CLOSING
                          --------------------------

     2.1  Purchase Price.  Subject to the terms and conditions of this
          --------------
Agreement, and in full payment for conveyance of the Assets, Buyer shall pay Seller at Closing (as such term is defined hereinafter), by wire transfer, the sum of $81,127,000, as may be adjusted pursuant to the provisions of this Agreement (the "Purchase Price") as evidenced by the Preliminary Settlement Statement described in 7.5(b). In addition, Buyer shall pay the cost of recording the assignments and bills of sale, deeds and other instruments, and the cost of any transfer tax, documentary stamps, mortgage tax, sales tax, use tax or similar tax due as a result of the sale of the Assets. Should the Seller be required by statute to collect any such taxes from Buyer at Closing. Seller shall notify Buyer as soon as possible after execution of this Agreement if it intends to collect such taxes so that Buyer may address such taxes with the taxing authority. Such amounts as determined by the taxing authority will be added to the Purchase Price and be wired directly to the Seller at the time of Closing.

     2.2  Adjustments to the Purchase Price.  The Purchase Price shall be
          ---------------------------------
adjusted at Closing by the following adjustments ("Purchase Price Adjustments").

            (a)  Upward Adjustments.  The Purchase Price shall be adjusted
                 ------------------
     upward by the following:

                 (i) The amount of expenses, costs, taxes, charges incurred or paid by Seller that are directly attributable to the ownership and operation of the Assets on or after the Effective Date, including but not limited to:

                       (A) the normal course of operation and maintenance of the
               Assets;

                       (B) any capital expenditures pursuant to AFE's approved
               after the Effective Date through the Closing provided such capital expenditures are incurred with the written consent of Buyer;

                       (C) any capital expenditures due to replacement caused by
               an emergency, act of God, or other circumstance requiring an expenditure to keep the McKenzie System or component thereof in operation; and

                       (D) actual administrative and general expenses not to
               exceed $40,000 per month as currently allocated by Seller to the ownership or operation of Assets based upon past practice for the period of time between the Effective Date and Closing;

                (ii) the cost of any transfer tax, documentary stamps, mortgage tax, sales tax, use tax or similar tax due as a result of the sale of the Assets, should the Seller be required by statute, to collect any such taxes from Buyer at Closing; and

                (iii) any other amounts agreed upon by Seller and Buyer.

            (b) Downward Adjustments. The Purchase Price shall be adjusted
                --------------------
     downward by the following:

                (i) the amount of all income, revenues and proceeds received by Seller that are attributable to the ownership and operation of the Assets on or after the Effective Date including, but not limited to:

                       (A) income, revenues and proceeds for payment of gas,
                natural gas liquids and other plant products saved and sold;

                       (B) income, revenues and proceeds from other sources and
                attributable to the ownership and operation of the Assets for periods on or after the Effective Date; and

                       (C) ad valorem, property, general real estate and other
                taxes that are allocated to the Seller pursuant to Section 2.3;

                (ii) the amount of any Casualty loss pursuant to Section 7.1 which occurs prior to Closing;

                (iii) the amount assigned to any pre-Closing Defective
          Interests in accord with Section 6.2 and the amount assigned to any pre-Closing Identified Liabilities in accord with Section 6.3, and any amounts agreed upon due to imbalances in accord with Section 4.1(s), provided such amounts in the aggregate do not exceed five million dollars ($5,000,000), unless Seller expressly waives in writing to Buyer prior to Closing, Seller's right to terminate this Agreement pursuant to Section 15.6(e);

                (iv) an adjustment, if any, pursuant to Section 7.12 related to the agreement between the parties with respect to the Burlington Resources (Meridian Oil) agreement No. MCK-1873; and

                 (v)   any other amounts agreed upon by Seller and Buyer.

     2.3  Property Tax Proration.  Real estate and personal property taxes for
          ----------------------
the calendar year January 1, 1996, through December 31, 1996, shall be prorated to the Effective Date (as hereinafter defined) based upon the most recent property tax assessments and most recent certified tax rates. Such tax proration shall be settled at Closing by an adjustment to the Purchase Price. Buyer will assume responsibility for the actual payment to applicable government authorities of any unpaid property taxes not yet due.

     2.4  Effective Date.  The purchase and sale of the Assets shall be
          --------------
effective as of October 1, 1996, at 7:00 A.M., Central Daylight Time (herein called the "Effective Date"). For purposes of allocation of natural gas and product inventory between Buyer and Seller, chart readings taken October 1, 1996 for the month of September production shall be utilized by the parties for allocation of the ownership of natural gas and product inventory.

     2.5  Deposit.  Buyer shall, upon the execution of this Agreement by both
          -------
parties, pay by means of a wire transfer to the account of Seller (pursuant to the same wire instructions set forth in Section 8.3 for payment of the Purchase Price at Closing) the sum of Three Million Dollars ($3,000,000) as a deposit to be credited towards the Purchase Price upon Closing. Such sum shall be refunded to Buyer, without interest, in the event of termination of this Agreement without Closing because of:

            (a) a Hart-Scott-Rodino ruling which is unsatisfactory in a material part to either party;

            (b) Seller's failure to close its purchase of the Teddy Roosevelt Gathering System on or before January 31, 1997;

            (c) Seller's exercise of Seller's option to terminate this Agreement in the event Purchase Price adjustments under Section 2.2(b)(iii) exceed $5,000,000;

            (d) Seller or Buyer, pursuant to Section 6.2(e), elects to terminate because Defective Interests exceed 25% of the Purchase Price;

            (e) Buyer exercises its right not to Close pursuant to Section 8.2, except for Section 8.2(f), which such subsection, if being the basis for Buyer not to Close pursuant to Section 8.2, shall not preclude Seller from retaining the deposit made by Buyer pursuant to this provision; or

            (f) Seller exercises its right to terminate this Agreement pursuant to Section 15.6(d) because the sum of all Purchase Price Adjustments of any kind, any nature, exceeded 25%.

          In the event Buyer fails to timely close the transaction contemplated herein for any reason other than those listed immediately above, then Seller shall retain such $3,000,000 sum as liquidated damages (and not as a penalty) for all losses or claims Seller may have against Buyer.

                                  ARTICLE III
                    ASSIGNMENT AND ASSUMPTION OF CONTRACTS
                    --------------------------------------

     3.1  Gas Purchase and Processing Contracts. To the extent legally
          -------------------------------------
assignable, Seller agrees to assign to Buyer, and Buyer agrees to assume all rights and obligations of Seller under the Contracts for matters related to such Contracts on or after the Effective Date, together with all amendments and ratifications pertaining to them. Nothing provided herein shall be construed to require Buyer to assume the claims or proceedings listed on SCHEDULES 4.1(d),
(g), (h), or (i). (Buyer agrees, however, to assume the rights and obligations of those contracts listed on SCHEDULES 4.1(d), (g), and (h) which may be pending but unexecuted or are terminated by Seller pursuant to their terms provided the other party to any such unexecuted Contract or terminated Contract has not brought a claim or proceeding, which Seller has separately listed, which such claim or proceeding Seller agrees to retain).

     3.2  Performance Prior to Closing. Subject to the provisions of Section
          ----------------------------
10.7, Buyer shall assume responsibility for operation of the Assets and for performance of the Contracts as of the Closing Date. Seller shall be entitled to receive payment for all gas, natural gas liquids and other plant products saved and sold prior to the Closing Date, provided that Seller shall make payment for all such gas to the producers, natural gas liquids and other plant products pursuant to the Contracts, with the allocation of the plant, marketing and transportation fees taken into account, such payments being adjustments under
Section 2.2(b)(i). Except as otherwise provided herein, Buyer agrees to assume all rights and obligations of the Seller under the Contracts to be assigned as of the Closing Date. The parties recognize that Seller will be managing the Contracts on behalf of Buyer during the period of time between the Effective Date and the Closing. During this period of time, Buyer agrees to defend, indemnify and hold Seller harmless from any and all costs, expenses and liabilities under such Contracts accruing on and after the Effective Date, provided Seller fulfills the obligations set forth under the Contracts as a reasonably prudent operator of natural gas facilities. This indemnity shall not apply to any acts of Seller which are grossly negligent or which involve willful or wanton misconduct respecting such Contracts. Seller shall defend, indemnify and hold Buyer harmless from any and all costs, expenses and liabilities directly attributable to the gross negligence, willful or wanton misconduct in the administration or performance under such Contracts, but not otherwise, occurring between the Effective Date and Closing.


                                   ARTICLE IV
                    REPRESENTATION AND WARRANTIES OF SELLER
                    ---------------------------------------

     Seller hereby represents and warrants to Buyer as follows:

     4.1  Seller.  Seller represents and warrants to Buyer that:
          ------

            (a)  Organization and Standing.  Seller is a corporation duly
                 -------------------------
     organized, validly existing and in good standing under the laws of the State of Kansas, and registered and in good standing as a foreign corporation in North Dakota and Montana and has all requisite power to own, lease and operate the Assets and to carry on its business as now being conducted.

            (b)  Authority.  Seller has the power and authority to enter into
                 ---------
     and perform this Agreement and to carry out the transactions contemplated herein. Seller has all the requisite legal authority to own the Assets and to carry on its business as now conducted in regard to the Assets. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated herein have been duly and validly authorized by all necessary action of the Board of Directors of Seller, and this Agreement constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. To the best knowledge of the Seller, the making and performance of this Agreement by Seller will not violate any provisions of any federal, state or local laws or the Articles of Incorporation or Bylaws of Seller, and will not result in the breach or violation of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets, under any contractual agreement.

            (c)  Validity of Agreement.  The Agreement is a legal, valid and
                 ---------------------
     binding obligation of Seller enforceable against Seller in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of Seller's obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a violation of, or conflict with, or default under, any order, judgment, decree, or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound, other than as disclosed in the exhibits and schedules to this Agreement or as may be otherwise provided for herein.

            (d)  No Claims.  Except as disclosed in SCHEDULE 4.1(d), Seller
                 ---------
     represents and warrants to its knowledge that there are no governmental or other legal actions, claims, suits or proceedings pending or threatened, and Seller is unaware of any facts which would result in an action, claim, suit or proceeding to which Seller is or would be a party, to which any of the Assets are or may be subject or that, if adversely determined, may prevent or interfere with the consummation of the transactions contemplated by this Agreement. Seller has not received any notices of claims from any person purporting to act in an official capacity as a representative of any federal, state or local governmental agency, bureau, department or authority asserting a claim that Seller is in violation of any applicable law, order or regulation of a nature which governs the operations of the Assets and remains uncured, or the enforcement of which in the event of a violation would "adversely affect" any significant portion of the Assets or significantly impair the ability to operate the Assets as they are operated today.

            (e)  Compliance with Applicable Laws.  Except as set forth in
                 -------------------------------
     SCHEDULE 4.1(e), to the knowledge of Seller, Seller is in compliance with applicable laws, orders, rules, regulations, judgments or decrees affecting the ownership, operation or use of the Assets, including "Environmental Laws" as defined hereafter, of Governmental Authorities with jurisdiction over the Assets, except for those non-compliance matters, which based upon past practice generally or based upon the experience of Seller or Buyer, would not subject the owner or holder of the Assets to any fine, imprisonment, or denial of the benefits of the use and ownership of such Assets.

            (f)  Indebtedness.  The Assets are not subject to any lien,
                 ------------
     encumbrance, charge, instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly; or any agreement, other than those involving the processing or purchase of gas.

            (g)  Contracts.  Except as disclosed in SCHEDULE 4.1(g), all
                 ---------
     Contracts are to Seller's knowledge in full force and effect and constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms. Seller has no knowledge of any circumstances except as disclosed on SCHEDULE 4.1(g) which exist which more likely than not would rise to a material claim against Seller respecting the performance, breach or compliance with the terms and conditions of any such Contracts. All such Contracts are assignable to Buyer in accordance with their terms.

            (h)  Contract Breach.  Except as disclosed on SCHEDULE 4.1(h),
                 ---------------
     Seller is not in breach or default with respect to any of its obligations pursuant to any Contracts, which if breached or in default, would provide reasonable cause for the other party to any such Contract to bring an action for damages. Seller has no knowledge of any circumstances except as disclosed on SCHEDULE 4.1(h) which exist which more likely than not would rise to a material claim against Seller respecting the performance, breach or compliance with the terms and conditions of any such Contracts. Seller has accounted for distribution of proceeds and allocation of proceeds of production in accord with the terms and conditions of those Contracts with producers relating to the purchase, processing or gathering of natural gas.

          (i)  Termination.  Except as provided on SCHEDULE 4.1(i), to Seller's
               -----------
     knowledge, no party to any Contract has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of their contract or any material provision thereof.

            (j)  Exchange of Equipment. Except as set forth in SCHEDULE 4.1(j),
                 ---------------------
     since August 1, 1996, with respect to each of the Assets,

                 (i) Seller has not exchanged any of the Assets for an asset of lesser value; and

                 (ii) Seller has not removed any idle equipment or inventory from the Assets other than in the ordinary course of business.

            (k)  No Consents Required.  Except for that certain Hart-Scott-
                 --------------------
     Rodino ("HSR") filing to be made, no consents are required from any Governmental Authorities, no preferential purchase rights, consents, calls upon, options to purchase, approvals or other action by, or filing with any person or governmental body is required in connection with the execution, delivery and performance by Seller of this Agreement other than those to reflect a change of ownership and operatorship of the McKenzie Plant, the McKenzie System, and its component parts, jointly or individually. All board of director approvals for the execution of this Agreement and the consummation of the transaction(s) set forth herein have been obtained. Except as provided in SCHEDULE 4.1(k), no consents are required to the transfer of Contracts, easements, rights-of-way or surface leases underlying or affecting the McKenzie System or McKenzie Plant.

            (l)  Conduct of Business.  Except as set forth on SCHEDULE 4.1(l),
                 -------------------
     since August 1, 1996, the Assets have not been operated other than in the ordinary course of business in accordance with standard processing plant and gathering practices.

            (m)  Permits.  Except as would not prevent Buyer from enjoying the
                 -------
     benefits of ownership or operation of any of the Assets, Seller to the best of its knowledge: has the permits necessary for the ownership and operation of the Assets as currently conducted, including, without limit, operating, environmental and special use permits; each such permit is in full force and effect; and Seller is in compliance with all its obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any such permit.

            (n)  Assets and Title to Assets.  Seller has Defensible Title (as
                 --------------------------
     defined below), free and clear of all liens and encumbrances, other than Permitted Encumbrances, to those Assets for which an indicia of title commonly recorded in county or state records, such as a deed for real property or a certificate of title issued by a state with respect to personal property, such as vehicles and trailers, or in the case of leased Real Property Interests, the valid right to possession of the same pursuant to valid leases or other agreements exist. As used herein, "Defensible Title" shall mean title that is held in the name of Seller or an arrangement that otherwise grants Seller the right to use such Asset and is presently uncontested, but which, if contested, may require Seller to obtain and record appropriate curative instruments or, in the alternative, institute an action to quiet title or other judicial action in order to render the same marketable taking the Permitted Encumbrances into account.

     For purposes of this Agreement, the term "Permitted Encumbrances" shall mean:

                    (1) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained prior to Closing from the appropriate parties; (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights; (iii) such consents (other than those which by the express terms of the underlying agreement may arbitrarily be withheld), which if not obtained prior to Closing, would not reasonably preclude Buyer from substantially enjoying the benefits of the assignment of the Real Property Interests; or (iv) Buyer has otherwise agreed to treat such rights or consents as Permitted Encumbrances;

                    (2) Materialman's, mechanic's, repairman's, contractor's, operator's, tax and other similar liens or charges arising in the ordinary course of business: (i) if they have not been filed pursuant to law or if they are liens or mortgages to be released at Closing;
          (ii) if filed, payment is being withheld as provided by law; (iii) if they are against a Property in which Seller owns only an undivided interest and they arise pursuant to operations governed by any agreement which disclaims the existence of joint and several liability, then in such a proportion as such lien or charge encumbers interests other than the undivided interest of Seller; (iv) if their validity is being contested in good faith by appropriate action, and Seller agrees to indemnify Buyer from all costs and expenses relating to such lien or charge and the related action;

                    (3) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas easements and rights of way therein if ordinarily given upon proper notice, application, and/or payment of a fee by Buyer or Seller, as may be appropriate;

                    (4) Easements, rights-of-way, servitudes, permits, surface leases and other like rights in respect of surface and subsurface operations;

                    (5) Such title defects as Buyer has waived or released or is deemed to have waived pursuant to the terms of this Agreement; or

                    (6) Minor or technical imperfections of title, the existence of which would not reasonably be expected to affect the use or operation of the property subject thereto, consistent with past practice of the industry.

          (o)  Public Utility Holding Company Act.  Seller is not a "holding
               ----------------------------------
     company," or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (p)  Environmental Compliance.  Except as disclosed on SCHEDULE
               ------------------------
     4.1(p), to the knowledge of Seller:

                 (i) the Assets are in compliance with applicable Environmental Laws, except where the failure to comply has not and would not, individually or in the aggregate, have an adverse effect on the Assets or any significant part thereof. As used herein, Environmental Laws shall mean the local, state and federal laws, rules and regulations in effect as of the Effective Date directly relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resources Conservation and Recovery Act of 1976, as
            ------
          amended ("RCRA"), the Toxic Substances Control Act ("TSCA"); the Clean
                    ----                                       ----
          Air Act, and the Clean Water Act, or polychlorinated biphenyls

          ("PCBs"), if not included within any of the Acts stated above;
            ----

                 (ii) there are no locations or premises that are or have been a part of the McKenzie Plant or McKenzie System where polluting substances have entered on, under or into the soil, air, surface waters, or into groundwater in violation of applicable Environmental Laws, except for such violations as have been reported, remediated or brought to closure with the appropriate Government Agency, and/or have not and would not, individually have a "Material Adverse Effect" on the Assets. As used herein, Material Adverse Effect shall mean any circumstance, change, development or event which has had or is reasonably expected to have a material adverse effect on the McKenzie Plant, McKenzie System, the Assets or the operations, earnings or prospects with respect thereto which individually, would exceed $25,000, provided that the term "Material Adverse Effect" shall not include Identified Liabilities, which shall be governed solely by
          Article VI which such Article VI shall not be subject to the $25,000 threshold;

                 (iii) Seller has not received any written notice from any third party or any Governmental Authority of any non-compliance (or any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which will interfere with or prevent continued substantial compliance) with the terms and conditions of any permits which remain uncured or unresolved with respect to the McKenzie Plant or McKenzie System or the Assets where any such non-compliance, individually or in the aggregate, results in a Material Adverse Effect on the Assets. Governmental Authority as used in this Agreement shall mean any federal, state, or local, administrative authority or agency;

                 (iv) Seller has not received any notice of any civil, criminal or administrative proceeding which remains open or unresolved involving the McKenzie Plant or McKenzie System or the Assets relating in any way to applicable Environmental Laws where any such proceeding, individually or in the aggregate, result in a Material Adverse Effect on the Assets.

            (q)  Employee Relations.  Seller is not a party to any collective
                 ------------------
     bargaining agreement covering or relating to any employees at the McKenzie Plant or McKenzie System and has not recognized any collective bargaining representative. Seller is not a party to any Contract with any employee which is not terminable at will. Seller shall remain fully responsible for any obligations to its employees regarding severance pay and all other benefits due for any of Seller's employees employed at the site of the McKenzie System not hired by Buyer. Buyer shall retain the option until 10 days prior to Closing to notify Seller whether it wishes to retain any of Seller's McKenzie System employees who wish to be transferred to Buyer. Prior to November 15, 1996, Seller will furnish to Buyer a list of such employees, a description of their duties and their salary as of October 1, 1996. To the extent applicable, Seller has or shall fully comply with the provisions of the Federal Worker Adjustment and Retraining and Notification Act.

            (r)  Taxes.  To the best of the knowledge of Seller, all property,
                 -----
     severance, ad valorem, excise and similar taxes and assessments based on or measured by the ownership of Assets or the receipt of proceeds therefrom on the Assets that have become due and payable through the Closing Date have been or will be paid by Seller prior to Closing.

            (s)  Imbalances.  All imbalances which exist or relate to the
                 ----------
     McKenzie System or McKenzie Plant as of the Effective Date, shall remain the responsibility of Seller and shall be resolved prior to Closing in a manner satisfactory to Buyer. Should imbalances need to be remedied after the Effective Date, the Purchase Price shall be adjusted either upward or downward to account for the resolution of such imbalances.

            (t)  Access to Records.  To the best of its knowledge, Seller has
                 -----------------
     granted, or will grant sufficiently before Closing, access to Buyer or its duly authorized representatives to files and records in its possession or control which a prospective purchaser of the Assets would reasonably expect to have access to in order to conduct due diligence. To Seller's knowledge, no such files or records have been removed by Seller except those that may, in the ordinary course of business and pursuant to past practice, have been destroyed, except that, certain such files and records may have had certain correspondence, studies, analyses, and notes deleted or removed due to Seller's concerns of confidentiality and consideration of the proprietary status of such information to Seller or Seller's affiliates, or to maintain the assertion of the attorney-client privilege. To the knowledge and belief of Seller, none of such materials deleted or removed, if any, would affect a Seller's decision to purchase the Assets, in all or any significant part, if such materials had not been deleted or removed and would have been made available for Purchaser's review. No materials were removed for the purpose of misrepresenting a fact or matter to Buyer. To the best of Seller's knowledge, all contract files contain complete copies of the Contracts, amendments, and modifications thereto.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES BY BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     5.1  Buyer.  Buyer represents and warrants to Seller that:
          -----

            (a)  Organization and Standing.  Buyer is a corporation duly
                 -------------------------
     organized, validly existing and in good standing under the laws of the State of Colorado, and will be in good standing and authorized to do business in North Dakota and Montana at the time of Closing.

            (b)  Authority.  Buyer has the power and authority to enter into and
                 ---------
     perform this Agreement and to carry out the transactions contemplated herein. Buyer has all the requisite legal authority to own the Assets and to carry on its business as now conducted and after it acquires the Assets. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all necessary action of the Board of Directors of the Buyer, and this Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms. To the best knowledge of Buyer, the making and performance of this Agreement by Buyer will not violate any provisions of any federal, state or local laws or the articles of incorporation or bylaws of Buyer.

            (c)  Validity of Agreement.  The Agreement is a legal, valid and
                 ---------------------
     binding obligation of Buyer enforceable against Buyer in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of Buyer's obligations under this Agreement is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a violation of, or conflict with, or default under, any order, judgment, decree, or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or by which Buyer is bound. Buyer represents and warrants to its knowledge that there are no governmental or other legal actions, claims, suits or proceedings pending or threatened, to which Buyer is or would be a party, that would prevent or interfere with the consummation of the transactions contemplated by this Agreement.

          (d)  No Consents Required. Except for that certain HSR filing to be
               --------------------
     made, no consents, approvals or other action by, or filing with any person or governmental body is required in connection with the execution, delivery and performance by Buyer of this Agreement other than those to reflect a change of ownership and operatorship of the McKenzie Plant, the McKenzie System, and its component parts, jointly or individually. All board of director approvals for the execution of this Agreement and the consummation of the transaction(s) will be obtained prior to Closing.

          (e)  Securities Representation. Buyer is an experienced and
               -------------------------
     knowledgeable investor and operator in the oil, gas and processing business and is acquiring the Assets for Buyers own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933.

          (f)  Knowledge of Non-Compliance. Buyer has no knowledge of any facts
               ---------------------------
     or circumstances not disclosed to Seller in writing which gives rise or would give rise to Seller being in breach of any of the representations and warranties provided by Seller in Section 4.1.


                                   ARTICLE VI
                              TITLE/ENVIRONMENTAL
                              -------------------

     6.1  Special Warranty of Title. EXCEPT AS MAY OTHERWISE BE SET FORTH IN ANY
          -------------------------
DEEDS WHICH MAY EXPRESSLY GRANT A GENERAL WARRANTY, SELLER WARRANTS AND FOREVER DEFENDS TITLE TO THE ASSETS UNTO BUYER, AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING THE SAME OR ANY PART THEREOF BY THROUGH AND UNDER SELLER, BUT NOT OTHERWISE. SELLER MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESSED OR IMPLIED, RELATIVE TO THE ASSETS SOLD HEREUNDER OR THEIR FITNESS FOR ANY PURPOSE OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES WHICH ARE EXPRESSLY STATED ELSEWHERE IN THIS AGREEMENT OR AS SET FORTH IN THE ASSIGNMENTS AND CONVEYANCES. ALL PERSONAL PROPERTY WHICH IS PART OF

THE ASSETS SOLD TO BUYER UNDER THIS AGREEMENT IS SOLD AS IS, WHERE IS, AND IN ITS CURRENT CONDITION.

6.2  Defective Interests:  Title Defects in Real Property Interests.
     ---------------------------------------------------------------

          (a) "Defective Interests" shall mean that portion of the Real Property Interests affected by a title defect precluding Buyer from receiving Defensible Title from Seller and of which Seller has been given notice by Buyer on or before ten (10) days prior to Closing or that Buyer is otherwise entitled under this Article VI to treat as Defective Interests. Permitted Encumbrances shall not be title defects. Such notice shall be in writing and shall include (i) the legal description of each Defective Interest; (ii) the basis for the defect that Buyer believes causes each such Real Property Interest to be treated as a Defective Interest; and (iii) the amount by which Buyer reasonably believes the fair market value of each Defective Interest has been reduced.

          (b) Any title defect in a Real Property Interest designated by Buyer as a Defective Interest discovered prior to ten (10) days prior to Closing shall be resolved prior to Closing as follows:

               (i) Seller may cure, resolve, or otherwise remove the title defect creating the Defective Interest so that Seller conveys and Buyer obtains the Real Property Interest without such impediment at Closing;

               (ii) Buyer may agree in writing to waive the title defect creating the Defective Interest so that Seller conveys and Buyer obtains the Real Property Interest at Closing notwithstanding the title defect;

               (iii) provided that Buyer, in its discretion, agrees to accept such indemnification, Seller may agree to cure, resolve, or otherwise remove after Closing the title defect creating the Defective Interest, and Seller agrees to indemnify and hold Buyer harmless against all losses, costs, expenses and liabilities, but limited to the fair market value of the asset with respect to such Defective Interest (such indemnification to be in lieu of any indemnification set forth in Section 9.2), so that at Closing Buyer withholds a portion of the Purchase Price not greater than the fair market value of the individual Real Property Interest(s) affected by the curative work required, and Seller conveys and Buyer obtains the Real Property Interest at Closing, or within a reasonable time after Closing upon completion of such curative work, whereupon which, Buyer shall make payment to Seller of the Purchase Price amount so withheld (the parties contemplating that such payment may be made in partial payments as curative work is completed in stages, if feasible), all as the parties may agree to such amount to be withheld, payments, and timing of the conveyance, given the nature of the title defect; or

               (iv) Buyer and Seller mutually agree to an amount by which the value of the Real Property Interest has been reduced due to a defect, and the parties agree to reduce the Purchase Price by such amount in accordance with Section 2.2(b)(iii) so that Seller conveys and Buyer obtains the Real Property Interest at Closing.

     If agreement on the resolution of the title defect creating a Defective Interest in an individual Real Property Interest cannot be reached by one of the means above prior to Closing, then the Real Property Interest so affected may be excluded from the Assets to be purchased by Buyer hereunder at Closing and the Purchase Price shall be reduced pursuant to Section 2.2(b)(iii) in accordance with an amount agreed upon by the parties, such amount not to exceed the fair market value of the individual Real Property Interest so affected.

          Any such matter identified as a Defective Interest, including the exclusion of the interest from the Assets as set forth in the paragraph immediately above, shall be resolved pursuant to this Section 6.2, subject to Seller's rights under Section 15.6(e), and Buyer shall be precluded from seeking indemnification for such Defective Interest from Seller under
     Section 9.2.

          (c) In the event the parties cannot agree as to the fair market value of the Real Property Interests affected by a title defect for purposes of a Purchase Price reduction, then the issue shall be resolved by submission to a qualified independent landman, mutually agreeable to the parties, having experience in oil and gas and in commercial transactions, who shall estimate the fair market value. If the parties cannot agree upon such an individual, each party shall designate a landman located either in North Dakota, or in the Denver, Colorado area, which such two landmen will designate a third like landman, the three of whom make the determination of the fair market value of the Real Property Interests affected by a title defect for purposes of a Purchase Price reduction. If the three landmen cannot agree upon such fair market value jointly, then such fair market value will be determined by the agreement of just two of the landmen so selected. If two landmen cannot agree upon such a determination, then the average of the three values rendered by the three landmen shall be used for such purpose.

          (d) In determining that an Asset is a Defective Interest, it is the intent of the parties to include, when possible, only that portion of the Assets actually affected by the defect for purposes of valuation and exclusion.

          (e) If Seller fails to cure or Buyer and Seller otherwise fail to resolve Defective Interests so that there remains prior to two (2) days prior Closing Defective Interests having an aggregate "value reduction" exceeding twenty-five percent (25%) of the Purchase Price, either Buyer or Seller will have the right to terminate this Agreement by providing written notice prior to the Closing Date of such termination to the other party without liability to the other party. As used herein, "value reduction" shall mean the lesser of: (i) the actual cost or expense to cure the Defective Interests or (ii) the fair market value of the Real Property Interests affected.

          (f) If, prior to Closing, Buyer becomes aware of any proceeding, that might reasonably be expected to result in loss or imminent risk of loss, or impairment of Seller's title to any portion of the Real Property Interests, Buyer may elect to provide notice of such proceeding to Seller, and then treat that portion of the Real Property Interests affected thereby as a Defective Interest by giving Seller notice thereof in accordance with
     Section 6.2(a).

     6.3  Pre-Closing Identified Liabilities: Identification of Additional
          ----------------------------------------------------------------
Matters for which Seller shall provide a Purchase Price Adjustment.
------------------------------------------------------------------

          (a) If, prior to Closing, (i) Seller has received notice of noncompliance with any law or order, injunction, decree, judgment, stipulation or writ of any Environmental Governmental Authority having jurisdiction over the Real Property Interests or equipment that Seller is in noncompliance with an Environmental Law pursuant to which corrective action or remediation must be undertaken of a Real Property Interest or equipment located thereon, or (ii) if Buyer should discover a matter in violation of an Environmental Law which would cause a breach of Seller's representation in Section 4.1(p) (disregarding Sellers' knowledge qualifier in such representation), then such party shall give the other party written notice thereof no later than ten days prior to Closing (either such item
     (i) or (ii) being defined as an "Identified Liability"). Such notice of an Identified Liability shall be in writing and shall include (i) a description of each Real Property Interest or equipment item so affected;
     (ii) the basis for asserting that the Real Property Interest or equipment so affected should be treated as an Identified Liability; and (iii) the amount by which Buyer reasonably believes remediation will cost.

          (b) Any Real Property Interest or equipment designated as an Identified Liability under Section 6.3(a) discovered prior to ten (10) days prior to Closing shall be resolved as follows:

               (i) Seller may cure, resolve, remediate or otherwise remove the basis for treating such Real Property Interest or equipment as an Identified Liability so that Seller conveys and Buyer obtains the Real Property Interest or equipment without such impediment at Closing;

               (ii) Buyer may agree in writing to waive the matter as an Identified Liability so that Seller conveys and Buyer obtains the Real Property Interest or equipment at Closing notwithstanding the noncompliance;

               (iii) provided that the parties agree to enter into the Access Agreement described in subsection (c) immediately below, Seller may cure, resolve, remediate or otherwise remove the basis for treating such Real Property Interest or equipment as an Identified Liability after Closing, so that at Closing Buyer withholds a mutually agreed upon amount of the Purchase Price, not to exceed the reasonable estimate of such cost of remediation, and Seller conveys and Buyer obtains the Real Property Interest or equipment either at Closing prior to completion of the remediation, or within a reasonable time after Closing upon completion of the remediation, whereupon after such completion of the remediation, Buyer shall make payment of such amount of the Purchase Price withheld to Seller (the parties further contemplating that such payment may be made in partial payments as remediation is completed in stages "Progress Payments"), all as the parties may agree to such amount to be withheld, Progress Payments, and timing of the conveyance, given the nature of the environmental matter being resolved; or

               (iv) Buyer and Seller may mutually agree to an amount by which the value of the Real Property Interest or equipment has been reduced by Identified Liability, reducing the Purchase Price by such amount in accordance with Section 2.2(b)(iii) so that Seller conveys and Buyer obtains the Real Property Interest or equipment at Closing, or in the event the estimated remediation costs exceed the value of the Real Property Interest or equipment affected, Buyer shall have the election to exclude the Real Property Interest or equipment affected, with Buyer receiving a downward Purchase Price adjustment equal to its fair market value.

          If mutual agreement on the resolution of the Real Property Interest or equipment designated as an Identified Liability cannot be reached on one of the means above, then the issue shall be resolved by submission to a mutually agreed qualified independent environmental engineering firm ("Engineering Firm") having experience in oil and gas and in commercial transactions, who shall determine the extent of the remediation required to be immediately performed pursuant to Environmental Law, the procedures or manner in which such work is to be performed, and the estimated the cost of such work. If the matter goes to an Engineering Firm prior to Closing, but cannot be determined by the Engineering Firm until after Closing, at Closing Buyer shall withhold a portion of the Purchase Price related to the remediation required equal to the amount of Seller's estimate to remediate the matter, and upon such determination after Closing by the Engineering Firm, Seller and Buyer shall utilize the procedures set forth in Section 6.3(b)(iii) whereby Seller remediates pursuant to the Engineering Firm's determinations. With respect to any such remediation work to be performed by Seller post-Closing or the deferral of a dispute to an Engineering Firm, the parties shall utilize the procedures set forth in
     Section 6.5 (c), (d), and (e).

          Any matter identified as an Identified Liability shall be resolved as a pre-Closing matter pursuant to this Section 6.3, subject to Seller's rights under Section 15.6(e), precluding Buyer from seeking indemnification for such Identified Liability from Seller under Section 9.2 (except for Seller's failure to perform such remediation) for any such matter.

     6.4  Title Insurance.  With respect to any Real Property Interest which
          ---------------
comprises a portion of the Real Property Interests which Seller owns in fee, Buyer may obtain a current commitment for title insurance at Buyer's expense. Any defects noted on the title commitment, other than those falling within the definition of Permitted Encumbrances, will be addressed pursuant to Section 6.2(b). Seller shall in good faith attempt to identify any title insurance policies it may have on the Assets and disclose them to Buyer within 10 days of the execution of this Agreement so that Buyer could have the benefit of providing such policies to its insurer.

     6.5  Post Closing Environmental Matters
          ----------------------------------

          (a) Buyer shall have a two (2) year period from the date of Closing to assert an Environmental Claim pursuant to the indemnity provision in
     Section 9.2(d) against Seller with respect to the environmental condition of the Assets as such condition exists prior to Closing. As used herein, an Environmental Claim shall mean any claim asserted by Buyer in writing prior to the expiration of the two (2) year period from the date of Closing, relating to a violation caused by Seller or its predecessors of soil, air, surface waters, or groundwater standards set forth under an Environmental Law administered by the state or federal agency having lead jurisdiction over such matter ("Environmental Governmental Authority"), which such violation requires immediate remediation of a site pursuant to Environmental Law. After such two (2) year period, Buyer shall assume full responsibility for the environmental condition of all Assets purchased under this Agreement.

          (b)  Environmental Claims shall be addressed by one of the following:
     (i) Seller shall remediate such environmental claims to the reasonable satisfaction of the Environmental Governmental Authority pursuant to a Remedial Action Work Plan prepared by Seller ("RAWP"); or (ii) if both parties are agreeable, the parties may otherwise enter into a mutually acceptable agreement resolving such defects ("Environmental Agreement"). Nothing herein shall preclude Seller prior to Closing or Buyer after Closing, as the case may be, from notifying the Environmental or Governmental Authority if required under applicable law. Seller shall expeditiously undertake to remediate such violations of Environmental Law specified in the RAWP or any amendments thereto which such violations require immediate remediation of the soil, air, surface waters, or groundwater of a site (collectively, the "Work") in the manner set forth in Section 6.5(d), or if the parties agreed to another method to resolve the matter through an Environmental Agreement, pursuant to such terms of such Environmental Agreement.

          (c) Buyer agrees to permit such access to the McKenzie Plant and McKenzie System as Seller and/or Seller's employees, agents and contractors may require in order to conduct the Work or such matters under an alternative Environmental Agreement to be implemented by Seller or Seller's contractor as contemplated under this Agreement; provided, however, that Seller and Buyer enter into an appropriate access agreement. The access granted to Seller under such "Access Agreement" shall include the right to excavate, remove, dispose of and/or treat the soil and/or groundwater, and undertake such other activities as are necessary to conduct the Work, subject to the reasonable approval of Buyer for reasons of safety; further provided, however, that Seller shall conduct all such remediation in a manner that will not unreasonably disrupt the operations of Buyer on the McKenzie Plant or McKenzie System and Seller shall indemnify Buyer for any damage caused by Seller in conducting its remediation. The form of the Access Agreement which will be entered into by the parties is attached hereto as EXHIBIT "C".

          (d) Prior to undertaking any Work under Section 6.3 or 6.5(b), Seller shall prepare a RAWP, or if remediation is performed pursuant to an Environmental Agreement, Seller shall prepare such pre-work documentation or plan as the parties agreed to in the Environmental Agreement. Prior to undertaking the Work under a RAWP or obligations under an Environmental Agreement, Seller shall provide a copy of the RAWP, or such other documentation or plan as the parties may have agreed that Seller shall prepare, to Buyer for review, comment, and recommendation, which such comments and recommendations Seller shall incorporate if practical and feasible, provided however, Seller shall not be obligated to accept such recommendations or undertake remediation work in excess of what is minimally acceptable to the Environmental Governmental Authority, at which point, if Buyer insists on such work in excess of what is minimally acceptable to an Environmental Governmental Authority, Buyer will assume responsibility of the Work or remediation as it may wish to undertake, at its own expense. Seller and Buyer shall promptly provide copies to each other of all correspondence between them and any Environmental Governmental Authorities or Engineering Firm relating to the RAWP or such other documentation or plan as the parties agreed. Seller shall expeditiously proceed with and perform, or cause to be performed, the Work in the manner provided in the RAWP or such other remediation in the Environmental Agreement as the parties agreed. Such Work or other remediation as agreed to in the Environmental Agreement shall be completed to the reasonable standards of the Environmental Governmental Authorities, at Seller's sole cost, risk and expense, provided however, Seller shall not be obligated to complete such Work or other remediation at its cost, risk and expense in excess of its indemnification obligations set forth in Section 9.2 under this Agreement if such work is performed pursuant to post-closing claims, or in excess of the

     $5,000,000 amount referenced in Section 15.6(e) with respect to pre-closing matters set forth in Sections 6.2 and 6.3, at which point Buyer would assume such cost, risk and expense. Any contractor or subcontractor retained by Seller in connection with the Work or other remediation as agreed in the Environmental Agreement shall be reasonably acceptable to Buyer.

          (e) All disputes between Seller and Buyer with respect to a RAWP or such other documentation or plan pursuant to the Environmental Agreement, and its implementation shall be resolved at the earliest practicable date, by referral to the Engineering Firm for resoultion (or if the parties are otherwise agreeable, to the Environmental Governmental Authority first for resolution, and then to the Environmental Governmental Authority as may be required by applicable law. Any decision by the Environmental Governmental Authority or Engineering Firm, as the case may be, shall be final and binding upon the parties. The Engineering Firm shall be provided with all data or results of any environmental audit and investigations and statements as to the positions of the parties relating to the matters in dispute. A visual site inspection may be undertaken by the Engineering Firm, if needed. Within twenty (20) days after such submissions, the Engineering Firm shall issue a letter report outlining the remediation to be performed. Upon receipt, the parties shall have five (5) business days to review and submit written comments to the Engineering Firm and other Party if one or the other, or both, are in disagreement. The Engineering Firm shall then have ten (10) business days to review such submission and issue a final report of the remediation it believes needs to be done to satisfy the minimum Environmental Governmental Authority requirements. This final letter decision (or the initial letter report if not timely appealed with written comments from either Party) shall be final and binding on the parties, yet shall be subject to the pre-Closing limitation of $5,000,000 and post-Closing limitation contained in Section 9.2 as described in subsection (d) immediately above. Any fees and expenses of the Engineering Firm shall be shared equally by the parties. Each party shall bear the other fees and expenses incurred by it in resolving any such disputes. The fees and expenses of the Engineering Firm, as well as the other fees and expenses incurred by either Party in resolving any such disputes shall not be amounts falling within the indemnification provisions of this Agreement, but rather shall be borne, by each Party without recourse to any remedy, indemnification, or reimbursement.

                                  ARTICLE VII
                                   COVENANTS
                                   ---------

     7.1  Casualty Loss.  The risk of casualty loss relating to the Assets shall
          -------------
pass to Buyer as of the Closing Date. If, prior to the Closing, all or any portion of the Assets have been or are destroyed by fire, flood, storm or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), Seller shall bear the risk of loss and shall retain all sums paid to Seller by persons or Governmental Authorities by reason of the destruction or taking of such Asset. Buyer shall obtain an adjustment to the Purchase Price pursuant to Section 2.2(b)(ii) to the extent of the fair market value of the individual Asset so destroyed or otherwise lost. If such Asset is not totally destroyed, damaged or lost, and continues to have use to Buyer, then the adjustment to the Purchase Price shall not exceed the lesser of the actual cost to repair and restore the Asset or its fair market value.

     7.2  Conduct of Business Prior to Closing.
          ------------------------------------

               (a)  Prior to Closing, Seller shall:

                    (i) maintain and operate the Assets in the ordinary course of business in accordance with standard processing plant and gathering practices historically employed with respect to the Assets; and

                    (ii) continue the marketing of gas, natural gas liquids and other plant products consistent with past practice.

          (b) Without the consent of Buyer (which shall be provided as reasonably far in advance of the deadline for responses to third persons as will provide Seller with reasonable time to respond, or shall be deemed to be denied), prior to Closing Seller shall not:

                    (i) waive, compromise or settle any right or claims in excess of Ten Thousand Dollars ($10,000) for which Buyer will have liability hereunder:

                    (ii) incur obligations with respect to or undertake any transactions relating to the Assets other than transactions (1) in the normal, usual and customary manner, (2) of a nature and in an amount consistent with prior practice, and (3) in the ordinary course of business of owning and operating the Assets;

                    (iii) enter into any new material agreements or commitments with respect to the Assets other than those capital expenditures set forth in Section 2.2(a)(i)(B) and (C);

                    (iv) modify any material Contracts other than as the parties agree; or

                    (v) encumber, sell or otherwise dispose of any of the Assets, other than property which is replaced by equivalent property or which is used, consumed or abandoned in the normal operations of Seller's business.

     7.3  Notice of Claims. Seller shall promptly notify Buyer, if, between
          ----------------
the date hereof and the Closing Date, Seller receives actual notice of any claim, suit, action or other proceeding having a potential adverse impact on the Assets or their operation in excess of $25,000.

     7.4  Compliance with Conditions Precedent. Each respective party shall use
          ------------------------------------
its best efforts to cause the conditions precedent set forth in Sections 8.2 and 8.3, applicable to such party, to be fulfilled and satisfied as soon as practicable but in any event prior to Closing.

     7.5  Preparation of Closing Documents.
          --------------------------------

               (a)  Forms of Assignments. Seller shall commence the preparation
                    --------------------
          of all forms of assignments, bills of sale, deeds, and other conveyances and transfers pursuant to this Agreement, forms of which are attached as EXHIBITS "A" and "B" as provided in Section 1.2, along with all applicable schedules and exhibits to such forms of assignments, deeds and other conveyances and shall begin delivering such draft forms to Buyer reasonably promptly so that Buyer can review and agree to such documents between the time of execution of this Agreement and Closing.

               (b)  Preliminary Settlement Statement. No later than three (3)
                    --------------------------------
          days prior to Closing, Seller shall prepare a proposed preliminary settlement statement ("Preliminary Settlement Statement") showing the calculation of the Purchase Price, as adjusted, ("Closing Amount").

     7.6  Press Release. Prior to Closing and for a period of thirty (30)
          -------------
days following Closing, neither party shall make any press release or other announcement in connection with this Agreement without first consulting with the other party and accommodating all reasonable requests of the other party regarding postponement of such press release or announcement or the statements made in such press release or announcement. Following such consultation and good faith attempt to make reasonable accommodations, either party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

     7.7  Hart-Scott-Rodino Filing. Buyer and Seller shall promptly make all
          ------------------------
required filings under the Hart-Scott-Rodino ("HSR") Act. Each party shall pay their respective expenses, including any filing fees for each party's respective filing.

     7.8  Monitoring Agreement. Buyer and Seller shall enter into that certain
          --------------------
Automated Monitoring Equipment Agreement attached hereto as EXHIBIT "D".

     7.9  Non-Foreign Affidavit. Seller shall provide a non-foreign affidavit to
          ---------------------
Buyer in the form set forth in EXHIBIT "E".

     7.10 Closure of Teddy Roosevelt Acquisition. With respect to the Teddy
          --------------------------------------
Roosevelt Gas Gathering System, Seller shall have completed its transaction with Western Gas Processors for the acquisition of those assets which are included in this transaction. Should Seller not complete such transaction by December 15, 1996 and transfer and assign such assets to Buyer, then Seller shall continue to be obligated to diligently pursue completion of the transaction with Western Gas Processors for the acquisition of the Teddy Roosevelt Gas Gathering System with all due dispatch, and shall transfer such system to Buyer upon its completion of that transaction, or if not completed by January 31, 1997, shall have the right to exercise termination of the Agreement, as does Buyer, pursuant to Section 15.6(f).

     7.11 Subleases.  At Closing, the parties will enter into those certain
          ---------
lease agreements, conveyances, or other form of agreements as may be appropriate set forth as EXHIBITS "F, "G, or "H, whereby (i) Seller or Seller's affiliates are leased space at their current location at the McKenzie Plant for their automated monitoring equipment operations (EXHIBIT "F"); (ii) whereby Buyer or Buyer's affiliates are sold a building and the fee interest or lease, as the case may prove to be based upon Seller's affiliate's ownership rights, for $25,000 at Seller's Belfield location for use in Buyer's operation of the McKenzie System (EXHIBIT "G"), and (iii) whereby the usage, assignment of a sub-easement, or other instrument granting use of right-of-way and/or easements by Seller or Seller's affiliates having oil pipeline operations in a right-of-way or easement common to both an oil pipeline and a gas gathering line are extended to Seller, Seller's affiliates, and/or Buyer, as the case may be, not owning the right-of-way or easement for the asset it holds, or in the case of Buyer, will hold,, through a usage agreement, sub-conveyance, or partial assignment from Seller to Seller's affiliate, if held by Seller, or from Seller's affiliate to Seller, then to Buyer, if first held by an affiliate of Seller (EXHIBIT "H").

     7.12 Burlington Resources Agreement.
          ------------------------------

          (a) If Seller should not be able to resolve its contract issues with Burlington Resources by Closing with regard to Contract No. MCK-1873 at the full $0.29 per MMBtu value Seller recently has sought to increase its revenues over its prior arrangement with respect to charges, fees, proceeds, fuel reimbursement and other revenue and expense components of the arrangement to take and process gas and liquids from Burlington Resources' production by means of a contract for a term of at least five
     (5) years, then Seller shall adjust the Purchase Price downward by an amount proportionate to the $4,250,000 value Buyer places on such $0.29 per MMBtu increase it negotiates, up to, but not to exceed, the $4,250,000 amount. (Example: Should Seller only obtain a $0.145 increase, then the Purchase Price shall be reduced by such proportion such increase bears to $0.29--i.e. 50%., or $2,125,000).

          (b) If Seller does not enter into such a new agreement with Burlington Resources prior to Closing for a term of at least five (5) years, but instead should Buyer prior to ninety (90) days after Closing enter into an agreement with Burlington Resources resulting in an increase in revenues similar to that described in subparagraph (a) above, then Buyer shall pay 50% of such revenue increase proportionate to the Purchase Price adjustment made pursuant to subparagraph (a), up to, but not to exceed $2,125,000. (Example: Should Buyer obtain within ninety (90) days after Closing, a $0.145 increase, then Seller shall obtain an immediate payment of $1,062,500 from Buyer).


                                 ARTICLE VIII
                                    CLOSING
                                    -------
     8.1  Time and Place.  The Closing of the transaction contemplated by this
          --------------
Agreement shall take place at the offices of Seller in Wichita, Kansas, at the later of (i) 10:30 a.m. local time December 16, 1996; (ii) such other location, date and time as mutually agreed by the parties; (iii) the acquisition by Seller of the Teddy Roosevelt Gas Gathering System; or (iv) or after such time as the requisite approval from the Federal Trade Commission has been received for the HSR filing. In no event shall either party be required to close this transaction after January 31, 1997.

     8.2  Conditions to Buyer's Obligations. The obligation of Buyer to close
          ---------------------------------
is, at the option of Buyer to waive any or all requirements, subject to each of the conditions set forth below.

          (a) The representations and warranties made by Seller in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as though such representations and warranties have been given on and as of the Closing. Seller shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it as of the Closing.

          (b) Buyer shall have received the assignments, bills of sale and deeds described in Section 1.2.

          (c) Buyer shall have received from corporate counsel for Seller a written opinion dated as of the Closing, addressed to Buyer and satisfactory in form and substance to counsel for Buyer, that:

               (i) Seller is duly organized, existing in good standing under the laws of Kansas, and has the corporate power and authority to carry on its business in that state and the States of North Dakota and Montana.

               (ii) Seller has the power and authority to enter into and to perform this Agreement, such other agreements and all documents and actions required by it hereunder, and that any and all necessary stockholder approvals and/or Board approvals, necessary for the execution and performance of this Agreement and the assignments and bills of sale, deeds, and other agreements contemplated herein have been delivered and that this Agreement, the assignments and bills of sale, deeds and other agreements when duly executed and delivered shall constitute the valid and binding obligations of the Seller enforceable in accordance with their terms.

               (iii) The making and performance of this Agreement by Seller does not violate any provisions of any federal, state or local laws known to counsel for Seller or to Seller's respective Articles of Incorporation or Bylaws and does not result in the breach or violation of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets under any contractual agreement known to counsel after making a reasonable inquiry concerning such matters.

               (iv) No actions, suits, or proceedings are pending or, to the best of counsel's knowledge, are threatened against Seller which, if adversely resolved, would materially affect the overall operations of the Assets or Seller's abilities to consummate this Agreement.

          In rendering such opinions, counsel may rely on the opinions of local counsel and certificates of officers of Seller and of public officials.

          (d) There shall not be on the Closing (i) any order, decree or ruling by any court or Governmental Authority, (ii) any threat thereof by any governmental agency, which is evidenced by a writing by the threatening agency, or (iii) any lawsuit which might prohibit, render illegal or otherwise preclude, postpone, or prevent this transaction.

          (e) Buyer and Seller shall have received a favorable ruling respecting the HSR filing without any significant adverse conditions relating to the purchase and sale contemplated hereby.

          (f) Seller shall have obtained all material third party consents or waivers necessary to consummate the transactions contemplated by this Agreement in a form and substance reasonably satisfactory to Buyer.

          (g) Seller shall have completed the acquisition of the Teddy Roosevelt Gas Gathering System pursuant to its agreement with Western Gas Resources such that it shall comprise part of the Assets to be conveyed to Buyer through the assignment documents.

          (h) Seller shall have executed the Automated Monitoring Agreement attached hereto as EXHIBIT "D".

          (i) Seller shall have delivered and executed the non-foreign affidavit in the form of EXHIBIT "E".

          (j) Seller shall have executed the Accounting Services Agreement attached hereto as EXHIBIT "I".

          (k) Seller shall have executed the various property Agreements attached hereto as EXHIBITS "F", "G" and "H" described in Section 7.11.

     8.3  Conditions to Seller's Obligations.  The obligation of Seller to close
          ----------------------------------
is, at the option of Seller to waive any or all requirements, subject to each of the conditions set forth below:

          (a) The representations and warranties made by Buyer in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as though such representations and warranties had been given on and as of the Closing. Buyer shall also have performed or complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing.

          (b) Seller shall have received the payment of the Purchase Price set forth in the Preliminary Settlement Statement, and Buyer shall have wired full payment of the Purchase Price as adjusted herein, less the deposit in
     Section 2.5 made by Buyer, in immediately available same day funds for credit to Seller's account, pursuant to the wire transfer instructions provided by Seller to Buyer immediately prior to Closing.

          (c) Seller shall have received from corporate counsel for Buyer a written opinion dated as of the Closing, addressed to Seller and satisfactory in form and substance to counsel for Seller that:

               (i) Buyer is a corporation duly organized, existing in good standing under the laws of Colorado and has the legal authority to carry on its business in that state and as a foreign corporation in the States of Montana and North Dakota.

               (ii) Buyer has the power and authority to enter into and to perform this Agreement, such other agreements and all documents and actions required by it hereunder and that all corporate proceedings, including any and all necessary stockholder approvals and/or Board approvals, necessary for the execution and performance of this Agreement and the assignments and bills of sale, deeds, and other agreements have occurred; and that this Agreement, and other agreements when duly executed and delivered shall constitute the valid and binding obligations of the Buyer enforceable in accordance with their terms.

               (iii) The making and performance of this Agreement by Buyer does not violate any provision of any federal, state or local laws known to counsel for Buyer or to Buyer's Articles of Incorporation or Bylaws.

               (iv) No actions, suits, or proceedings are pending or, to the best of counsel's knowledge, are threatened against Buyer which, if adversely resolved, would materially affect Buyer's abilities to consummate this Agreement.

     In rendering such opinions, counsel may rely on the opinions of local counsel and certificates of officers of Buyer and of public officials.

          (d) All agreements, documents, and instruments contemplated under this Agreement to be executed by Buyer shall have been duly executed by Buyer and be ready for delivery concurrently with the consummation of the transactions contemplated by this Agreement.

          (e) Buyer and Seller shall have received a favorable ruling respecting the HSR filing without any significant adverse conditions relating to the purchase and sale contemplated hereby.

          (f) Buyer shall have executed the Automated Monitoring Agreement attached hereto as EXHIBIT "D".

          (g) Buyer shall have received the non-foreign affidavit in the form set forth on EXHIBIT "E".

          (h) Buyer shall have executed the Accounting Services Agreement attached hereto as EXHIBIT "I".

          (i) Buyer shall have executed the various property Agreements attached hereto as EXHIBITS "F", "G" and "H" described in Section 7.11.


                                  ARTICLE IX
                                INDEMNIFICATION
                                ---------------

  9.1  Survival of Representations.  The representations and warranties of
       ---------------------------
Seller and Buyer contained in this Agreement shall survive the Closing for a two
(2) year period after which time they shall expire and be of no further force and effect. During such time period, if no bona fide claim in writing, as set forth below, has been brought by the party to whom such respective representations and warranties have been made, then such party shall be forever barred from bringing any claim or action for a breach thereof, notwithstanding any longer period of limitation of actions which may otherwise be available to such party by statute or law.

  9.2  Indemnification by Seller.  As provided immediately below, Seller
       -------------------------
agrees for two (2) years to indemnify and defend and hold harmless Buyer from and against all liabilities, losses, claims, costs or damages, whatsoever arising out of or from or based upon:

          (a)  the inaccuracy of any representation or warranty contained in
  Section 4.1 made by Seller; or

          (b) the non-performance by Seller of any covenant, agreement or obligation to be performed by Seller hereunder;

          (c) any and all matters arising from or in connection with or related to the ownership, use or operation of the Assets prior to the Closing Date not covered by the indemnities given in Section 9.2(a), (b), or (d) including the indemnification for losses, claims, and expenses attributed to consents which are otherwise Permitted Encumbrances under Section 4.1(n) (1) and (3); or

          (d) all liabilities, losses, claims, costs or damages, whatsoever arising out of or from or based upon Environmental Claims asserted by Seller pursuant to Section 6.5.

The foregoing indemnification obligations of Seller shall only apply if a claim for such indemnification is provided to Seller in writing at the address set forth in Section 15.10 setting forth in detail the particular facts and circumstances which give rise to the claim; and further provided, that any such claim must be submitted within two (2) years of Closing. Under no circumstance shall Seller be obligated to make payment or incur liability under this indemnification provision for the first $125,000 in the aggregate of such liabilities, losses, claims, costs or damages asserted pursuant to Sections 9.2(a),(b) and (c), nor shall Seller be obligated to make payment or incur liability under this indemnification provision for the first $125,000 in the aggregate of such liabilities, losses, claims, costs or damages asserted pursuant to Section 9.2(d). Seller's obligation to make payment or incur liability under these indemnification provisions or any other indemnity herein is further limited in that Seller's liabilities, payments, costs and expenses for all indemnified claims contained in Sections 9.2(a), (b), and (c) shall not exceed $4,000,000, and that Seller's liabilities, payments, costs and expenses for all indemnified claims contained in 9.2(d) or elsewhere for any

Environmental Claims asserted after Closing, or other environmental matters falling within this section for indemnification in all or part, shall not exceed a separate amount of $4,000,000.

 9.3      Indemnification by Buyer.
          ------------------------

               (a) Buyer agrees for two (2) years from the date of Closing to indemnify and defend and hold harmless Seller from and against all liabilities, losses, claims, costs or damages, whatsoever arising out of or from or based upon:

                     (i) the inaccuracy of any representation or warranty contained herein made by Buyer; or

                     (ii) the non-performance by Buyer of any covenant, agreement or obligation to be performed by Buyer hereunder; and

               (b) for any and all matters arising from or in connection with or related to the ownership, use, or operation of the Assets on or after Closing, including all environmental matters and violation of Environmental Laws, and arising from any cause whatsoever, whether prior to or after Closing, beginning (i) two (2) years after Closing, (ii) or sooner with respect to environmental matters at such time as Seller has incurred $4,000,000 in costs and expenses with respect to its indemnification of Buyer under Section 9.2(d), (iii) or sooner, with respect to non-environmental matters at such time as Seller has incurred $4,000,000 in costs and expenses with respect to its indemnification of Buyer under
     Section 9.2(a), (b) and/or (c).

  9.4  Conditions of Indemnification
       -----------------------------

               (a) Whenever any claims are made with respect to any matter to which the indemnifications contained in this Article IX relate, the indemnified party (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing as soon as practical after the Indemnitee becomes aware of such claim or after such claim or series of claims exceed the thresholds set forth in Section 9.2, (such notice without exception shall be given within thirty (30) days of the Indemnitee becoming aware of any claim or within thirty (30) days after such thresholds have been exceeded), but in no event more than thirty (30) days thereafter (a "Notice of Claim") to the Indemnitor. The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom. To the extent any claims are of an immaterial nature on an individual basis (i.e., less than $25,000), the Indemnitee shall be entitled to accumulate such claims and present the Notice of Claim to the Indemnitor on a quarterly basis. For purposes of 9.4(b), each claim identified in a Notice of Claim shall be treated as a separate claim.

          (b) Each Notice of Claim will be deemed disapproved by the Indemnitor, unless the Indemnitor gives the Indemnitee written notice of approval within thirty (30) days of receipt of the Notice of Claim. The parties shall undertake, in good faith, to resolve any dispute with respect to the validity of any such claim which is disapproved and resolve the obligation of the Indemnitor to indemnify the Indemnitee. If the parties are unable to agree on such resolution within thirty (30) days after either the Indemnitee receives express notice of disapproval, or the lapse of the 30 day period for Indemnitor to give written notice of approval or disapproval, the respective rights of the parties as to the validity of such claim and responsibility of the Indemnitor to indemnify the Indemnitee shall be determined by arbitration, in which case, each party shall select an arbitrator experienced in arbitration and acknowledged by a state bar association or the American Bar Association within fifteen (15) days from the expiration of the thirty (30) day period during which the parties were to agree to a resolution. Such two (2) arbitrators shall select and agree among themselves upon a third arbitrator within fifteen (15) days thereafter. Failure by one party to select an arbitrator shall entitle the other party to petition the courts for such appointment, with attorneys fees and costs for such petition to be borne by the party who failed to make such timely appointment. The arbitrators shall resolve the validity of such claim and the obligation of the Indemnitor to indemnify the Indemnitee thereof within sixty (60) days of their appointment. Any such arbitration shall be held in Denver, Colorado, unless the parties agree otherwise.

          (c) If the facts giving rise to any such indemnification shall involve any actual, threatened or possible claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled to contest or defend such claim at its expense and through counsel of its own choosing if its gives written notice of its intention to assume the contest and defense of such claim to the Indemnitee within thirty (30) days after receipt of the Notice of Claim. If the Indemnitor shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Indemnitee agrees to cooperate fully with the Indemnitor and its attorneys with respect to such contest and defense. If the Indemnitor shall not exercise such option, the Indemnitee may, but shall not be obligated to, assume the contest and defense of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to attorneys' fees, shall be binding upon the Indemnitor and Indemnitee.


                                   ARTICLE X
                            POST-CLOSING AGREEMENTS
                            -----------------------

  10.1    Post-Closing Access.  Within ninety (90) days after Closing, Buyer
          -------------------
shall be entitled to obtain the originals of all records relating to the Assets. Seller may retain copies if it so desires. Buyer and Seller shall cooperate and afford each other access to the books and records relating to the Assets prior to or after the Effective Date as may be reasonably needed by either party, including without limit, access for the purposes set forth in Section 10.8.

  10.2    Final Settlement Statement; Subsequent Audits and Settlements.  With
          -------------------------------------------------------------
respect to final recapitulation and audits:

       (a) Within ninety (90) days after the Closing, Seller shall provide to Buyer, for Buyer's review, a proposed final settlement statement (the "Final Settlement Statement") to account for all adjustments to the Purchase Price pursuant to Section 2.2 (the "Final Settlement"). Buyer shall have the right, within thirty (30) days after receipt of the Final Settlement Statement, to audit the Final Settlement Statement. If Buyer disagrees with the Final Settlement Statement, Buyer and Seller shall use best efforts to reach agreement within thirty (30) days following Buyer's audit of the Final Settlement Statement.

       (b) Should the parties be unable to resolve any disagreements, such disagreement shall, at the earliest practicable date, be referred, by either or both of the parties, to an independent accounting firm mutually agreeable to each party (the "Accounting Firm"), along with all audit reports, work papers, schedules and calculations related to the matter in dispute. Within thirty (30) days after such submission, the Accounting Firm shall issue a letter report determining the Final Settlement, which shall be final and binding. Any fees and expenses incurred in resolving disputes shall be borne equally by the parties.

       (c) Payment of any amounts owed under the Final Settlement is due thirty (30) days from the date Seller and Buyer agree on the Final Settlement Statement, or ten (10) days from the determination of the Final Settlement by the Accounting Firm, whichever is later.

  10.3    Recording.  Buyer shall be solely responsible for promptly recording
          ---------
the assignments, deeds, and any other instruments related to the conveyance of the Assets, and shall promptly furnish Seller with the recording information. Buyer shall be responsible for all filings with state and federal agencies for change of owner or operator, and shall promptly provide Seller with the copies of all such filings when made and confirmation thereof when received. All recording and filing fees shall be paid by Buyer and where paid by Seller, reimbursed by Buyer promptly after receipt of an invoice.

  10.4    Contracts Requiring Consents.  If Seller and Buyer should be unable to
          ----------------------------
obtain any consent required for the transfer of any Contract, surface lease, right of way, easement or other document to be assigned to Buyer, if Buyer so elects, the Contract shall be held by Seller for the benefit of Buyer after Closing for its term and Seller shall provide Buyer with the economic benefits thereof until or unless such consent is received or said Contract is terminated.

  10.5    Further Assurances.  Each party shall, from time to time at the
          ------------------
request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination and take such other action as the party making the request may require to effectuate the intentions of the parties, including those required to sell, transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the Assets and to transfer, assign or convey the excluded assets to Seller. Seller intends to convey the Assets at Closing; however, in the event it is determined after Closing that: (i) any part of the Assets was not in fact conveyed to Buyer, and that the title to any part of the Assets is incorrectly in the name of Seller; or that (ii) any excluded asset is conveyed to Buyer and that the title to such excluded asset is incorrectly in the name of Buyer; then each party shall take all such action necessary to correctly convey any part of the Assets to Buyer, or any part of the excluded assets to Seller.

  10.6    Suspense Account Funds.  Seller acknowledges that certain funds
          ----------------------
otherwise payable to operators, working interest owners, overriding royalty interest owners and/or royalty interest owners in wells connected to the McKenzie System or processed through the McKenzie Plant pursuant to certain of the Contracts have been placed in suspense (the "Seller Suspense Account Funds")
                                                -------------------------------
pending resolution of questions of title, execution of division or transfer orders, or for similar reasons. Upon request by Buyer, but no later than ninety
(90) days after the Closing Date, Seller shall transfer to Buyer all Seller Suspense Account Funds, together with all accounting records, well files, division orders, correspondence and other documents in any way relating thereto so as to permit Buyer to assume such obligations. Thereafter, Buyer shall be responsible for the administration and payment of the Seller Suspense Account Funds transferred to Buyer and shall fully indemnify Seller with respect thereto; provided, however, that Seller shall discharge all obligations and liabilities which exceed the amount of each suspense account transferred to Buyer which have accrued prior to the Closing Date with respect to such Seller Suspense Account Funds.

  10.7    Post-Closing Accounting Support.  After Closing, Seller agrees to
          -------------------------------
continue to perform certain accounting services respecting the McKenzie Plant and McKenzie System to facilitate an orderly transition of these functions to Buyer's personnel for a period of three (3) months after Closing. Seller also agrees to provide advice on a consultation basis for a period not to exceed two
(2) months following the expiration of the three (3) month period, all as set forth in EXHIBIT "I". Buyer shall reimburse Seller for these services in amounts as agreed upon by the parties set forth in EXHIBIT "F" and shall indemnify Seller for any claims. Buyer shall indemnify Seller, notwithstanding any other provision to the contrary in this agreement, including any limitation on the amount payable to Seller, for any and all losses, claims, personal injuries, or damages to property of Seller or Seller's employees in the course of the fulfillment of this provision of accounting services pursuant to this provision as such services are more fully set forth in EXHIBIT "I".

  10.8    Prior and Current Financial Statements and Records.  In order for
          --------------------------------------------------
Buyer to properly restate its financial statements in accord with Section 305 of the Rules and Regulations of the Securities and Exchange Commission, recognizing the purchase of the Assets, immediately after execution of this Agreement, Seller agrees to provide Buyer and its accountants with such access to its financial statements, records and knowledgeable personnel as they relate to the Assets for up to the past three
(3) years and the current year-to-date as may be required for Seller to satisfy the above SEC requirements. Access to such financial records shall be granted in Seller's offices for purposes of such audit. Such records shall not be used by Buyer for any other purpose except to fulfill its obligations with the SEC. If any matter is disclosed in the course of such SEC compliance audit which indicates that Seller is in breach of a representation or warranty granted in this Agreement, Buyer shall not be entitled to pursue its remedies under this Agreement against Seller with respect to such breach. Any disclosure by Seller to Buyer shall be treated with the utmost confidence and shall not be disclosed to Buyer's employees, accountants, attorneys and agents except those that need to know and have access to such information for purposes of complying with the SEC obligations under Section 305 of the Rules and Regulations of the SEC, nor shall any information disclosed to Buyer pursuant to the provision be disclosed to any third party.

  10.9    Non-Compete.  For a period of two (2) years from the Effective Date,
          -----------
Seller agrees not to compete with Buyer, either directly or indirectly, in the gathering and processing of natural gas within the counties of Roosevelt, Richland, Sheridan, Daniels, Dawson, Wibaux and Fallon, located in Montana, and within the counties of Divide, Burke, Williams, McKenzie, Golden Valley, Billings, Slope, Bowman, Montrail, Ward, McClean, Dunn, Mercer, Stark, Morton, Grant, or Hettinger located in North Dakota, provided, however, nothing shall prevent Seller from participating in its remaining businesses and expansion thereof within such counties, for the gathering, treatment, monitoring and production from oil and gas producing properties in which Seller has a working interest or of which Seller is the operator, and the gathering and transportation of crude oil production, natural gas liquids, and products through Seller's affiliated companies' pipeline systems and other transportation systems, including trucking. This clause shall be narrowly construed to extend protection to Buyer only for the gathering and processing of natural gas, and not for any other activity that Seller may undertake in the geographical area described herein. Nor shall Seller be precluded from participating in such activities by virtue of having the opportunity to purchase or otherwise acquire a gathering or processing facility in such geographic area, provided that Seller first offers such a bona fide opportunity to Buyer on the same terms and conditions that Seller is being provided by a third party, or should Buyer not exercise such option to so acquire such facilities within thirty (30) days of Seller's notice to Buyer, it may, within such same thirty (30) day period elect to operate such facility on behalf of Seller, should Seller have such right to operate, notwithstanding Buyer's election not to purchase. Seller agrees that these restrictions are reasonable as to both time and geographic area and that this non-compete clause is not a penalty but a reasonable covenant delivered to Buyer in exchange for Buyer's payment to Seller of the Purchase Price.

  10.10   Signs.  Buyer agrees within ninety (90) days to replace all signage
          -----
and other indications of ownership of the Assets by Seller or its affiliates with signage and/or such replacement indications demonstrating Buyer now owns and operates the Assets.

                                   ARTICLE XI
                       AS IS - WHERE IS SALE; DISCLAIMER
                       ---------------------------------

  11.1    General.  EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED OR
          -------
TO THE LIMITED EXTENT INDEMNIFIED IN THIS AGREEMENT: (i) IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT THE ASSETS ARE TO BE SOLD BY SELLER AND PURCHASED BY BUYER AS IS, WHERE IS, WITHOUT WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED, AND THAT BUYER ACKNOWLEDGES IT HAS HAD OR WILL HAVE HAD A REASONABLE OPPORTUNITY TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ITEM THEREOF INCLUDING THE ENVIRONMENTAL CONDITION OF THE ASSETS, PRIOR TO CLOSING, AND BUYER IS AWARE OF AND ACCEPTS SUCH PHYSICAL CONDITION AND ENVIRONMENTAL CONDITION; (ii) ALTHOUGH SELLER HAS MADE, AND UNTIL CLOSING WILL MAKE, ALL OF ITS FILES AND RECORDS AVAILABLE TO BUYER, EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY ORAL OR WRITTEN STATEMENT, DESCRIPTION, TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS ANY PRICING ASSUMPTIONS, ENVIRONMENTAL CONDITION OF THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES. IN ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS AND THEIR VALUE.

  11. 2   CONSUMER LAW.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER EXPRESSLY
          ------------
WAIVES THE PROVISIONS OF CHAPTER 50, SECTIONS 50-601 TO 50-692, UNFAIR TRADE AND CONSUMER PROTECTION, KANSAS STATUTES ANNOTATED, AND ANY RELATED AND LIKE STATUTES, REGULATIONS OR RULES OF THE FEDERAL GOVERNMENT AND ANY STATE, INCLUDING WITHOUT LIMITATION, COLORADO AND NORTH DAKOTA, DEALING WITH DECEPTIVE TRADE PRACTICES OR ANY CONSUMER PROTECTION ACT.


                                  ARTICLE XII

                             INSPECTION AND RECORDS
                             ----------------------

  12.1 Prior to Closing and thereafter as provided in Section 10.8 or otherwise, at any reasonable time and from time to time, Seller shall permit the representatives of Buyer to inspect the Assets and observe the operating and maintenance personnel therein employed, and further to observe any and all activities related to the maintenance, operation, contracting and administration thereof. As provided in Section 10.1, Seller shall promptly after Closing furnish Buyer with the Contracts and files and all records pertaining to the Assets for the purpose of achieving an efficient transfer of administration of the Assets.


                                  ARTICLE XIII
                                EMPLOYEE MATTERS
                                ----------------

  13.1    Employment of Personnel.
          -----------------------

       (a) As soon as requested by Buyer after execution of this Agreement, Seller shall make available to Buyer for interviewing by Buyer those employees Seller then has employed in connection with the McKenzie System and McKenzie Plant listed on SCHEDULE 13.1(a) which Seller shall make available for interview (those employees available for interviewing hereinafter referred to as "Employees").

       (b) At least ten (10) days prior to Closing, Buyer shall provide Seller with a list of those Employees set forth on SCHEDULE 13.1(b) with the McKenzie System whom Buyer intends to offer employment with Buyer after Closing.

       (c) With respect to any of the Employees to whom Buyer offers employment and who accept such offer of employment as of the Closing (collectively, the "Transferring Employees"), Buyer agrees that it will not treat the Transferring Employees any less favorably than other similarly situated employees of Buyer.

       (d) Seller shall (i) terminate the relationship of Transferring Employees with Seller effective as of the Closing and shall be responsible for
  (ii) the payment of all wages and other remuneration due to Transferring Employees with respect to their services as employees of Seller prior to Closing, (iii) the provision of health plan continuation coverage in accordance with the requirement of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Section 601 through 609 of ERISA ("COBRA") and (iii) be responsible for handling relationships with and liabilities to causes, demands, suits, proceedings or the like arising prior to Closing, provided that such indemnification will not apply to claims, expenses, loss, and liabilities arising from Buyer's employment related decisions.

  13.2    Transferring Employee Benefits.
          ------------------------------

       (a) Seller will terminate coverage under all employee benefits including pension, medical, dental, long term disability benefits and medical, dental, accident and sickness, disability and life insurance coverages of the Transferred Employees as of the Closing other than as required by 13.1(d) above and Buyer will assume liability for any such benefits to the extent any such plans may be in place for Buyer employees arising at Closing (subject to the fact that such plans may be amended from time to time after Closing with lesser or better benefits) or as provided in Buyer's offers of employment to such Transferring Employees.

       (b) Buyer agrees that all Transferring Employees shall be provided all health and welfare, group insurance and disability benefits available to similarly situated employees covered by such plans of Buyer, giving full credit to Transferring Employees for years of service previously credited to such Transferring Employees, individually, by Seller to the extent permitted by law. To the extent permitted by law, Transferring Employees shall not be subject to any exclusions for pre-existing conditions (unless subject to some under Seller's plan for such existing condition), qualification for plan participation or satisfaction of applicable deductibles or be required to begin again any waiting period because of change in plan participation. Seller shall retain all assets under any employee health, welfare, group insurance, or other employee benefit plans of Seller in which the Transferring Employee may have participated prior to Closing.

       (c)     Employee Retirement and Pension Plans:

               (i) All assets and liabilities of any pension and savings and investment plan of any Transferring Employee prior to Closing shall be retained or distributed by Seller as provided in such plans. Seller shall be solely responsible for the administration of such plans and the payment of all benefits of those employees who have retired or become disabled prior to Closing and to vested terminated employees as such become due and payable as fixed by the amount and formula of the plan as of the Closing.

               (ii) Buyer agrees that all Transferring Employees shall be provided eligibility, vesting and benefit service in any pension and savings program to the extent such programs may be maintained by Buyer, equal to similarly situated new employees covered by such plans of Buyer. Buyer covenants to provide the Transferring Employees the benefits of any pension and savings and investment plan of Buyer on the same terms and conditions applicable to similarly situated employees of Buyer or its affiliated companies.

       (d) If Buyer offers retiree life and medical benefits to its present employees, Buyer agrees to provide retiree life and medical benefits under its own plans (if any) to the Transferring Employees who retire subsequent to Closing on the same terms and conditions as those benefits are provided to other similarly situated employees retiring at such times under the then existing terms and conditions of Buyer's plans in accordance with 13.2 above. Nothing in this provision requires Buyer to provide such benefits to Transferring Employees, presently or in the future, if no such benefits are currently offered by Buyer to its own employees.

       (e) The parties expressly acknowledge that this Agreement is not intended to create a contract between Buyer or Seller and any employee of the Seller nor may any employee rely on this Agreement as the basis for any breach of contract claim against Buyer or Seller. Seller shall not in any manner be responsible or liable for administration or the payment of any benefit due under any plans maintained by Buyer after the Closing.

       (f) All Transferring Employees shall be subject to Buyer's vacation policy, being given credit for the years of service they were credited with by Seller. Any accrued vacation of a Transferred Employee shall be cashed out and paid to such Transferred Employee by Seller, or with Buyer's consent any accrued vacation carried forward being funded by Seller by payment to Buyer as an adjustment to Purchase Price at Closing. Any such accrued vacation carried forward shall be required to be used or taken by such Transferring Employees subject to Buyer's existing vacation policy, including forfeiture if not used or taken. Buyer shall not change its existing vacation policies in a manner as to cause forfeiture of such accrued vacation prior to June 30, 1997. Seller shall provide at or prior to Closing a list of all vacation accrued but not taken as of the Closing as SCHEDULE 13.2(f).

  13.3    Federal Worker Adjustment and Retraining Notification Act.
          ---------------------------------------------------------

       (a) Buyer shall be responsible for and shall pay any amounts (including benefit payments) required to be paid by applicable law or the present severance policies of general application to the Transferring Employees who shall be terminated or laid off after the Closing for any reason enumerated in such laws or regulations. It is the intent of the parties that Seller will not be responsible for, and that Buyer will assume liability for, any amounts required by law or regulations of general application, including, but not limited to the Federal Worker Adjustment and Retraining Notification Act, to be paid as a result of termination or layoff of any Transferring Employee after the Closing.

       (b) Seller shall be responsible for and shall pay any amounts (including benefit payments) required to be paid by applicable law to Employees who are deemed under applicable law to have been laid off on or before the Closing.

  13.4    Non-Transferring Employees.  Seller shall remain solely liable for
          --------------------------
all of its non-Transferring Employee salaries, benefits and obligations and shall hold Buyer harmless from any and all liability therefore.


                                  ARTICLE XIV
                                     TAXES
                                     -----

  14.1    Tax Proceedings.  Notwithstanding anything to the contrary herein,
          ---------------
Seller shall be responsible for all income, franchise, and processing taxes attributable to periods of ownership prior to the Effective Date, and Buyer shall be responsible for all income, franchise, and processing taxes attributable to periods of ownership on and after the Effective Date. In the event Buyer or any of Buyer's affiliates receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes of or with respect to Seller for any period prior to the Effective Date, Buyer shall notify Seller in writing within ten (10) days of receiving notice thereof. As to any such taxes for which Seller is or may be liable, Seller shall at Seller's expense control or settle the contest of such examination, claim, adjustment or other proceeding, and shall indemnify Buyer against all losses in connection therewith. The parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 14.1.

  14.2    Like - Kind Exchange.  Notwithstanding anything contained in this
          --------------------
Agreement to the contrary, Seller and Buyer hereby acknowledge and agree that:

       (a) Seller desires to complete the sale of all or part of the Assets to effect a qualified like-kind exchange for other property ("Exchange Property") in a transaction that qualifies as a deferred exchange in accordance with section 1031 of the Internal Revenue Code and regulations thereunder.

       (b) At the direction of Seller at Closing, Buyer shall deposit all or a part of the Purchase Price as may be directed three (3) days before Closing with a mutually-agreed upon qualified escrow agent, who shall hold the same in accordance with the terms of the Escrow Agreement entered into by Seller, Buyer and the mutually agreed-upon escrow agent ("Escrow Agent"). The purpose of the escrow is to provide for the acquisition of Exchange Property to complete a qualified deferred exchange.

       (c) Buyer agrees to reasonably cooperate with Seller in effecting a qualified like-kind exchange, including the execution of reasonable documents deemed necessary to qualify the transaction as a deferred exchange. However, it is specifically agreed that Buyer shall be an accommodating party only and Seller shall indemnify and hold Buyer harmless from any additional liability or expense as a result of such qualified deferred exchange. It shall be the sole responsibility of Seller to locate and identify the Exchange Property.


                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS
                            ------------------------

  15.1    Commission.  Each of the parties hereto represents and warrants that
          ----------
there are no claims for brokerage commission or finders' fees in connection with the transaction contemplated by this Agreement, and Seller and Buyer will respectively pay or discharge, and will indemnify the other for, brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

  15.2    Assignment.  The terms, provisions and conditions of this Agreement
          ----------
shall extend to, be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives, provided however, no party will make an assignment without the advance written consent of the other, which such consent may be withheld, except for an assignment to a wholly owned subsidiary or a wholly owned affiliate of a parent corporation, provided that such assignor or parent corporation, as the case may be, guarantees the performance of the obligations herein.

  15.3    Entire Agreement; Amendments.  This Agreement and the exhibits and
          ----------------------------
schedules attached hereto and incorporated by reference herein contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except for that certain Confidentiality Agreement between the parties which shall remain in full force and effect pursuant to its terms. This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party's obligations hereunder may be waived in writing by such party. No waiver by any party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

  15.4    Severability.  Each portion of this Agreement is intended to be
          ------------
severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

  15.5    Actions.  Seller and Buyer, singularly and plurally, warrant and agree
          -------
that each shall use its best efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction as set forth in this Agreement and to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

  15.6    Termination.  This Agreement may be terminated at any time on or
          -----------
prior to the Closing:

       (a)     by mutual written consent of Seller and Buyer;

       (b)     by Seller on the Closing if the conditions set forth in Section
  8.3 have not been satisfied in all material respects by Buyer or not waived by Seller in writing by the Closing;

       (c)     by Buyer on the Closing if the conditions set forth in Section
  8.2 have not been satisfied in all material respects by Seller or waived by Buyer, as appropriate, in writing by the Closing;

       (d) by Seller if, as a result of all purchase price adjustments, the Purchase Price has been reduced by an amount greater than 25 % of the amount stated in Section 2.2;

       (e) by Seller if, certain pre-Closing Purchase Price Adjustments pursuant to Sections 6.2 and 6.3 or any other provision in this Agreement, except as set forth below, exceed $5,000,000. In determining such $5,000,000 amount, Seller shall not take into account the following expenses or liabilities:

               (i) those Purchase Price Adjustments set forth in Section 2.2(b)(i), or Section 2.2(b)(ii);

               (ii) SCHEDULE 4.1(d)--"Pending Claims", which such items shall not be Purchase Price Adjustments, but rather matters retained by Seller;

               (iii) the contract with Meridian Oil, Inc., Contract No. MCK-1873, which is terminated with respect to certain, but not all gas wells, and which has not yet been renegotiated by Seller, as such matter is discussed and disclosed in Section 2.2(b)(v) and Section 7.12;

               (iv) claims listed on SCHEDULES 4.1(g)(h) or (i)), other than the notation that certain Contracts have audit rights not yet undertaken by producers, which could incur a liability prospectively, which such matter shall not be a pre-Closing Purchase Price Adjustment, but rather a matter to be indemnified by Seller pursuant to Section 9.2(a), (b), or (c);

               (v) the fair market value for matters listed on SCHEDULE 4.1(j)--Equipment Removed since the Effective Date;

               (vi) the value of matters set forth on SCHEDULE 4.1(k), Agreements Requiring consents to Assign, none of which shall be a pre-Closing Purchase Price Adjustment, but rather a matter to be indemnified by Seller pursuant to Section 9.2(a),(b) or (c); or

               (vii)     matters listed on SCHEDULE 4.1(p)--Governmental
       Compliance;

       (f) by Buyer or Seller if, after good faith efforts, Seller has been unable to complete the acquisition of the Teddy Roosevelt Gas Gathering System by January 31, 1997;

       (g) by either Buyer or Seller if Closing is not able to take place by January 31, 1997 due to a provision or circumstance not the fault of or attributable to the party seeking termination or attributable to a condition or obligation such party seeking termination had to fulfill pursuant to this Agreement; or

       (h)     by Buyer should it not be able to obtain financing by Closing.

If a non-defaulting party elects to treat this Agreement as being in full force and effect, the non-defaulting party shall have, in addition to any other available remedy at law or equity, the right to an action for specific performance and/or damages, except to the extent Seller is entitled to obtain its relief through Section 2.5 to the exclusion of this provision.

  15.7    Counterparts.  This Agreement may be executed simultaneously in any
          ------------
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  15.8    Governing law, etc. This Agreement shall be governed by, enforced in
          -------------------
accordance with, and interpreted under, the laws of the State of Kansas, without giving effect to the conflict of laws rules thereof. Seller and Buyer hereby irrevocably submit venue to the jurisdiction of the Federal District Court of the United States of America, District of Kansas, located in Kansas, with preference for venue being in Kansas City, Kansas, rather than Wichita, Kansas. The parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Federal District Court of Kansas. Seller and Buyer hereby consent to and grant any such court jurisdiction over the person of such parties hereto and over the subject matter of any such dispute and agree that service of process or other papers in connection with any such action or proceeding in the manner provided by the federal rules of civil procedure shall be valid and sufficient service thereof.

  15.9    Preparation of Agreement.  This Agreement was prepared jointly by the
          ------------------------
parties hereto and not by either to the exclusion of the other.

  15.10   Notices and Addresses.  Any notice, request, instruction, waiver or
          ---------------------
other communication to be given hereunder by any party shall be in writing and shall be considered duly delivered if personally delivered, facsimile, mailed by certified mail with postage prepaid or sent by telegraph to the addresses or facsimile of the parties as follows

       Seller:                     Koch Hydrocarbon Company
                              P. O. Box 2256
                              Wichita, Kansas 67201
                              Attention: Legal Department
                              Facsimile: (316) 828-5803

       Buyer:                      Bear Paw Energy, Inc.
                              370 Seventeenth Street, Suite 2750
                              Denver, Colorado 80202
                              Attn: President
                              Facsimile: (303) 626-8299

or at such other address as either party may designate by written notice.

  15.11   Time is of the Essence.  Time is of the essence for any provision in
          ----------------------
this Agreement unless the parties, in writing, mutually agree otherwise with respect to a certain matter identified in such writing.

IN WITNESS WHEREOF, the parties have hereto set their hands by their duly authorized officials as of the date set forth above.


                                                  "BUYER"

                                        BEAR PAW ENERGY, INC.
ATTEST:
                                       /s/
____________________               By:______________________________
                                      Title: ____________________________


                                                  "SELLER"

                                        KOCH HYDROCARBON COMPANY
                                             A Division of
                                         KOCH INDUSTRIES, INC.
ATTEST:

                                       /s/
____________________               By:________________________________
  Asst. Secretary                  Title: ____________________________